Exhibit 99.3
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             Loretta Baking Mix Products Ltd. Signs Letter of Intent
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                to Acquire Michigan-based Manufacturing Operation
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Mississauga,  ON -- October 18, 2004 -- LF Brands Inc.  announced today that its newly formed wholly-owned subsidiary, Loretta Baking Mix Products Ltd. ("LBMP"), a Michigan corporation, signed a binding Letter of Intent ("LOI"), on October 14, 2004, to acquire all of the assets and business of Michigan-based Amendt Corporation, a Michigan corporation ("Amendt"), for consideration of up to $2,900,000 (US Dollars) (the "Asset Purchase"). This Asset Purchase is subject to LBMP receiving sufficient financing needed to complete this acquisition. There are no assurances that LBMP will be able to raise such needed financing.

Amendt is a manufacturer of a wide variety of popular baking mix products, including cake mixes, pancake mixes, brownie mixes, pizza crust mixes, coating mixes, etc. The predecessor company to Amendt began as a flour milling company over 150 years ago. The business has evolved from flour milling operation into a blender of flour-based baking products. Amendt manufactures baking mixes, under its brand name, "County Fare", and under private-label, for some of the largest retail chains in the U.S.A.

LF Brands owns various consumer brands, including "Rich'n Moist" caking mixes, "Rich'n Fluffy" pancakes mix, and "Rich'n Chewy" cookie mix. The company also operates, through its majority-owned subsidiary, Golden Gate Flour Corporation, a flour mill based in Brantford, Ontario that supplies various types of flour to retailers and commercial bakeries throughout Canada.

In accordance with the terms and conditions of the LOI, the parties have agreed to execute a definitive purchase and sale agreement, and complete the transaction on or about November 15, 2004, subject to LBMP receiving sufficient financing.

Monaco Group Inc., a Delaware corporation ("Monaco"), disclosed by Form 8-K filed with the Securities and Exchange Commission on October 8, 2004 that it entered into a share purchase agreement on October 4, 2004 to acquire LF Brands Inc., LF Acquisition Corp., and LF Licensed Products Inc. through its wholly-owned subsidiary Monaco (Canada) Inc., an Ontario corporation.

This press release states and reflects assumptions, expectations, projections, intentions, and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", and other derivations thereof and other words of similar meaning. Any or all of the forward-looking statements herein may turn out to be wrong. They can be affected by inaccurate assumptions or by known and unknown risks and uncertainties.